EXHIBIT 16.1



Securities and Exchange Commission
Washington, D.C.  20549


RE: Mutual Health Systems, Inc. (to be changed to Gentle Dental Service Corporation) (the Company)

Dear Sirs:

We have reviewed the disclosures made by the Company under the heading "Experts" presented in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, as filed with the Commission on October 4, 1996. This confirms that we agree with the statements included in the "Experts" section with respect to the change in the Company's accountants and this firm.

MOSS ADAMS LLP

Vancouver, Washington
October 4, 1996